UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

(Mark One)
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
OF 1934

Date of report February 25, 2002

Commission file number 0-25135

REDDING BANCORP
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	94-2823865 (I.R.S. Employer Identification No.)

1951 Churn Creek Road Redding, Bancorp (Address of principal executive offices)	96002 (Zip Code)

Registrant’s telephone number, including area code: (530) 224-3333

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:
Common Stock, no par value per share

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate the number of shares outstanding of each of the issuer’s class of common stock, as of the latest practicable date. February 25, 2,703,457

Item 5. Other Events
SIGNATURES

Item 5. Other Events

     Press release for the following (article attached):

     Redding Bancorp, parent company of Redding Bank of Commerce Announces Roseville Bank of Commerce.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Linda J. Miles

By: Linda J. Miles Executive Vice President & Chief Financial Officer

[ROSEVILLE BANK OF COMMERCE LETTERHEAD]

REDDING BANCORP ANNOUNCES ROSEVILLE BANK OF COMMERCE

For immediate release:

February 22, 2002/PRNEWSWIRE/Roseville, California— Michael C. Mayer, President and CEO of Redding Bancorp announced today the opening of Roseville Bank of Commerce, a division of Redding Bank of Commerce.

"Since 1990 Redding Bancorp has had a strong presence in the Sacramento market, first with a loan production office located in Citrus Heights. In 1998, the loan production office was relocated to Roseville, under the name Sacramento Real Estate Financing Group. In 2000, the loan production office was converted to a full-service banking facility under the name of Roseville Banking Center. With the tremendous success and growth of this office in just one year, a new larger facility has been secured. On February 22, 2002, we will be relocating to our permanent location in the Eureka Corporate Center. Our full-service facility will open under the name of Roseville Bank of Commerce”, said Mayer.

Tom Strobel, Senior Vice President and Regional Manager is pleased to announce the relocation of Roseville Bank of Commerce to the Eureka Corporate Center.

“Due to our success over the last twelve years with our loan production office in the Sacramento/Roseville area, a full service office was the next logical step. The Roseville area is experiencing strong growth and our Roseville Bank of Commerce will be able to assist businesses by providing a full range of financial services to help them grow with the greater Roseville area,” reported Strobel.

The new office is located at 1504 Eureka Road, Suite 100, Roseville, California 95678. A Grand Opening event is planned for April 2002.

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